Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read the statements made by Nuveen Dividend
Advantage Municipal Fund 2 and are in agreement with the statements contained in Sub-Item 102J of Form N-SAR.
We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
December 30, 2014












A member firm of Ernst & Young Global Limited